VTV THERAPEUTICS INC.
AMENDED AND RESTATED SECURITIES TRADING POLICY

March 18, 2024

To Directors, Officers and Employees of vTv Therapeutics Inc. and its subsidiaries (collectively, the “Company”):
Attached is the Amended and Restated Securities Trading Policy (the “Policy”) for directors, officers and employees of the Company, which has been adopted by the Board of Directors on March 12, 2024, and replaces in its entirety the Securities Trading Policy adopted by the Board of Directors on September 9, 2015. Please read this Policy very carefully. All directors, officers and employees who are subject to the blackout periods and pre-clearance procedures described in Parts V and VI of this Policy should sign and return one copy of the Policy to vTv Therapeutics Inc. at 3980 Premiere Drive, Suite 310, High Point NC 27265, to the attention of the General Counsel, if any, and if none, the Chief Financial Officer (the “Responsible Officer”).
The Policy
The Company’s Class A Common Stock has been publicly traded since our initial public offering. The purchase or sale of, or other transactions in, publicly traded securities of the Company while you are aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in publicly traded securities of the Company, is prohibited by U.S. federal securities laws.
U.S. federal securities laws impose liability not only on persons who trade, or tip inside information to others who trade, but on companies and other controlling persons who fail to take reasonable steps to prevent insider trading by company employees. As a result, if we do not take active steps to adopt preventive policies and procedures covering securities trades by personnel (including service providers) of the Company, the consequences could be severe.
In addition to responding to U.S. federal securities laws, we are adopting this Policy to avoid even the appearance of improper conduct on the part of anyone employed by or associated with the Company (not just so-called “insiders”). We have all worked hard over the years to establish our reputation for integrity and ethical conduct. We cannot afford to have that reputation damaged.
In addition to the limitations on trading contained in this Policy, directors and officers of the Company are also subject to certain reporting requirements under Section 16 of the U.S. Securities Exchange Act of 1934 (the “Exchange Act”). In addition, any person who beneficially owns 5% or more of the Company’s Class A Common Stock is subject to certain reporting requirements under Section 13(d) of the Exchange Act. You should contact the Company’s Responsible Officer or his or her designee if you need further information with respect to these reporting obligations.

The Consequences
The U.S. Securities and Exchange Commission (the “SEC”) and the U.S. securities exchanges are extremely effective in detecting insider trading. The SEC and the U.S. Department of Justice have prosecuted cases involving trading or tipping by employees at all levels of a business, trading or tipping by family members and friends, trading involving offshore accounts and trading involving only a small amount of stock. The consequences of insider trading violations can be severe:
For individuals who trade on inside information (or tip information to others):
•civil penalties of up to three times the profit gained or loss avoided;
•criminal fines (no matter how small the profit); and
•jail terms.
For a company (as well as possibly any supervisory person) that fails to take appropriate steps to prevent illegal trading, civil and criminal penalties.
Moreover, if any employee violates this Policy, Company-imposed sanctions, including dismissal for misconduct or cause, could result. Needless to say, any of the above consequences, even an investigation by the SEC that does not result in prosecution, can tarnish the reputation of the Company, its management and the person involved, and irreparably damage a career.
If you have any questions, please feel free to contact the Company’s Responsible Officer at 3980 Premiere Drive, Suite 310, High Point NC 27265.
Once again, please read this material very carefully.

Yours truly,

Paul Sekhri
President and Chief Executive Officer
Enclosure

(adopted by the Board of Directors on March 12, 2024)
I.Purpose
To describe the standards concerning the handling of non-public information relating to vTv Therapeutics Inc. and its subsidiaries (the “Company”) and the buying and selling of securities of the Company.
II.Persons Affected and Prohibited Transactions
This Policy applies to directors, executive officers, other officers and employees of the Company. Please note that the general prohibitions apply to all directors, officers and employees of the Company, while the restrictions set forth in Part V (blackout periods) and Part VI (pre- clearance) apply only to directors, executive officers and certain designated officers and employees. If you are unsure whether you are subject to the restrictions set forth in Parts V or VI, please contact the Company’s Responsible Party or his or her designee.
The same restrictions that apply to you apply to your family members who reside with you, anyone else who lives in your household and any family members who do not live in your household but whose transactions in securities covered by this Policy are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in such securities), and trusts or other entities controlled by you or by any member of your household (collectively “Related Parties”), except that this Policy shall not apply to any entity controlled or affiliated with a person covered under this policy if that entity’s principal business is the investment of securities (e.g. an investment fund or partnership) and that entity has established its own insider trading controls and procedures in compliance with applicable securities laws. and the entity complies at all times with applicable securities laws, including prohibitions on trading or otherwise engaging in transactions in the Company's securities while in the possession of material non-public information You will be responsible for compliance with this Policy by your Related Parties.
For purposes of this Policy, references to “trading” or to “transactions in securities of the Company” include purchases or sales of Company stock, bonds, options, puts and calls, derivative securities based on securities of the Company, gifts of Company securities, loans of Company securities, hedging transactions involving or referencing Company securities, contributions of Company securities to a trust, sales of Company stock acquired upon the exercise of stock options, broker-assisted cashless exercises of stock options, market sales to raise cash to fund the exercise of stock options and trades in Company stock made under an employee benefit plan, such as a 401(k) plan.
III.Policy Statement
If a director, officer or employee has material nonpublic information (as further discussed below) relating to the Company, it is our policy that neither that person nor any Related Party:
•may effect transactions in securities of the Company (other than pursuant to a pre-arranged trading plan that complies with Rule 10b5-1 (“Rule 10b5-1”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) as described in Part VII below) or engage in any other action to take advantage of that information, or

•may pass that information on to any person outside the Company or suggest or otherwise recommend that any such person outside the Company effect a transaction in securities of the Company or engage in any other action to take advantage of that information.
This Policy will continue to apply after termination of employment to the extent that a former director, officer or employee is in possession of material nonpublic information at the time of termination. In such case, no transaction in securities of the Company may take place until the information becomes public or ceases to be material.
This Policy also applies to information, obtained in the course of employment with, or by serving as a director of, the Company, relating to any other company, including:
•our customers, clients or suppliers,
•any entity with which we may be negotiating a major transaction or business combination, or
•any entity as to which we have an indirect or direct control relationship or a designee on the board of directors.
No director, officer or employee may effect transactions in the securities of any such other company while in possession of material nonpublic information concerning such company that was obtained in the course of employment with the Company.
Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are no exception. Even the appearance of an improper transaction must be avoided to preserve our reputation for adhering to the highest standards of conduct.
Material Information. “Material information” is any information that a reasonable investor would consider important in a decision to effect a transaction in securities of the Company. In short, any information that could reasonably affect the price of such securities. Either positive or negative information may be material. Common examples of information that will frequently be regarded as material are:
•projections of future earnings or losses, or other guidance concerning earnings;
•the fact that earnings are inconsistent with consensus expectations;
•a pending or proposed merger, joint venture, acquisition or tender offer;
•a significant sale of assets or the disposition of a subsidiary or business unit;

•changes in dividend policies or the declaration of a stock split or the offering of additional securities;
•changes in senior management or other key employees;
•significant new products or services;
•significant legal or regulatory exposure due to a pending or threatened lawsuit or investigation;
•impending bankruptcy or other financial liquidity problems;
•changes in legislation affecting our business; and
•the gain or loss of a substantial customer, client or supplier.
20-20 Hindsight. Remember, if your transaction in securities of the Company becomes the subject of scrutiny, it will be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction you should carefully consider how regulators and others might view your transaction in hindsight.
Tipping Information to Others. Whether the information is proprietary information about the Company or other information that could have an impact on the price of the Company’s securities, directors, officers and employees must not pass the information on to others.
Penalties will apply whether or not you derive, or even intend to derive, any profit or other benefit from another’s actions.
When Information is Public. You may not trade on the basis of material information that has not been broadly disclosed to the marketplace, such as through a press release or a filing with the U.S. Securities and Exchange Commission (the “SEC”), and the marketplace has had time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until the end of the first business day after the information is released. Thus, if information is released on a Monday, trading should not take place until Wednesday.
However, if the information in question is contained in a regular quarterly earnings release and the release is issued prior to the opening of the market on a given day, trading may take place on the first business day following the day of release.
Transactions under Company Plans. Although this Policy does not generally apply to the exercise of employee stock options (other than cashless exercises as described below), it does apply to the sale of Class A Common Stock received upon exercise. This Policy applies however to the sale as part of a broker-assisted cashless exercise of a stock option and the market sale for the purpose of raising cash to fund the exercise of an option. This Policy also applies to the following elections under a 401(k) plan (if and when the Company makes Company securities an investment alternative under our 401(k) plan):
•increasing or decreasing periodic contributions allocated to the purchase of Company securities;

•intra-plan transfers of an existing balance in or out of Company securities;
•borrowing money against the account if the loan results in the liquidation of any portion of Company securities; and
•pre-paying a loan if the pre-payment results in allocation of the proceeds to Company securities.
Confidentiality Obligations. The restrictions set forth in this Policy are designed to avoid misuse of material nonpublic information in violation of the securities laws. These restrictions are in addition to, and in no way alter, the general obligations that each director, officer and employee of the Company has to maintain the confidentiality of all confidential or proprietary information concerning the Company and its business, as well as any other confidential information, that may be learned in the course of service or employment with the Company. No such information is to be disclosed to any other person in the Company, unless that person has a clear need to know that information, and no such information may be disclosed to any third parties, except as required or otherwise contemplated by your function or position.
IV.Additional Prohibited Transactions
Because we believe it is improper and inappropriate for any person to engage in short- term or speculative transactions involving the Company’s securities, it is the policy of the Company that directors, officers and employees of the Company are prohibited from engaging in any of the following activities with respect to securities of the Company:
1.Short sales (i.e., selling stock you do not own and borrowing the shares to make delivery). The SEC effectively prohibits directors and officers from selling Company securities short. This Policy is simply expanding this prohibition to cover all employees.
2.Publicly traded options. You may not engage in transactions in publicly traded options in the Company’s securities, such as puts, calls and other derivative securities, on an exchange or in any other organized market.
3.Standing orders. Standing orders regarding the Company’s securities should be used only for a very brief period of time. A standing order placed with a broker to sell or purchase stock at a specified price leaves you with no control over the timing of the transaction. A standing order transaction executed by the broker when you are aware of material nonpublic information may result in unlawful securities trading. This restriction does not apply to purchase and sales under a Rule 10b5-1 trading plan discussed in Part VII.
V.Blackout Periods – For Directors, Executive Officers, and Employees and Certain Other Personnel
The Company’s announcement of quarterly financial results has the potential to have a material impact on the market for the Company’s securities. Therefore, in order to avoid any appearance that its directors, officers, employees and other insiders are trading while aware of material nonpublic information, all directors, executive officers, employees, and certain other persons who are likely to have access to material nonpublic information about the Company will be subject to quarterly blackouts on trading.
The Company has established the following “blackout periods” in relation to the publication of its annual and quarterly results: (a) the period beginning at the end of its fiscal year and ending on and including the first full trading day following the release of the Company’s earnings for that year; (b) the period beginning at the end of each of its fiscal quarters and ending on and including the first full trading day following the release of the Company’s earnings for that quarter; and (c) for directors and executive officers, to the extent and during the periods as the Responsible Officer or his or her designee may direct, including as required by Section 306 of the Sarbanes-Oxley Act of 2002 or its implementing regulations.
During these blackout periods, the following persons and their Related Parties are prohibited from effecting transactions in securities of the Company (except as otherwise expressly provided below):
•directors and their secretaries and other assistants;
•executive officers, any other officer who has an obligation to file reports under Section 16 of the Exchange Act, and their secretaries and other assistants;
•employees; and
•any other person designated by the Responsible Officer or his or her designee. You should be aware that the blackout periods described above may be modified by the
Company at any time. In addition, the Company may from time to time determine that effecting transactions in securities of the Company is inappropriate at a time that is outside the blackout periods and, accordingly, may notify you of additional blackout periods at any time. For example, a short blackout period may be imposed shortly before issuance of interim earnings guidance. Those subject to blackout period requirements will receive notice of any modification by the Company of the blackout period policy or of any additional prohibition on trading during a non-blackout period. Persons subject to the blackout period restrictions who terminate their employment with the Company during a blackout period will remain subject to the restrictions until the end of such period.
The prohibition described in this Part V shall not apply to gifts of Company securities and contributions of Company securities to a trust (so long as the requirements of Part VI below are complied with, if applicable). The Responsible Officer or his or her designee may, on a case- by-case basis, authorize effecting a transaction in Company securities during a blackout period if the person who wishes to effect such a transaction (i) has, at least two business days prior to the anticipated transaction date, notified the Company in writing of the circumstances and the amount and nature of the proposed transaction and (ii) has certified to the Company that he or she is not in possession of material nonpublic information concerning the Company.

See Part VI below for the principles applicable to transactions under Rule 10b5-1 plans.
VI.Pre-Clearance of Securities Transactions
To provide assistance in preventing inadvertent violations of the law (which could result for example, from failure by directors and officers subject to reporting obligations under Section 16 of the Exchange Act) and avoiding even the appearance of an improper transaction (which could result, for example, where an officer engages in a trade while unaware of a pending major development), we are implementing the following procedure:
All transactions in securities of the Company by the following persons and their immediate family members and other members of their household must be pre-cleared with the Company’s Responsible Officer or his or her designee:
•directors and their secretaries and other assistants;
•executive officers, any other officer who has an obligation to file reports under Section 16 of the Exchange Act, and their secretaries and other assistants; and
•any other person designated by the Responsible Officer or his or her designee.
Persons subject to these restrictions should contact the Responsible Officer or his or her designee at least two business days (or such shorter period as the Responsible Officer or his or her designee may determine) in advance and may not effect any transaction subject to the pre-clearance request unless given clearance to do so, which clearance, if granted, will be valid only for five business days following the approval date. If a transaction for which clearance has been granted is not effected (i.e., the trade is not placed) within such five business day period, the transaction must again be pre-cleared.
To the extent that a material event or development affecting the Company remains nonpublic, persons subject to pre-clearance will not be given permission to effect transactions in securities of the Company. Such persons may not be informed of the reason why they may not trade. Any person that is made aware of the reason for an event-specific prohibition on trading should in no event disclose the reason for the prohibition to third parties and should avoid disclosing the existence of the prohibition, if possible. Caution should be exercised when telling a broker or other person who suggested a trade that the trade cannot be effected at the time.
Note that the pre-clearance procedures may delay the disposition of any security after it is purchased.
See Part VII below for the principles applicable to transactions under Rule 10b5-1 plans.
VII.10b5-1 Plans.
The SEC has adopted a safe harbor rule, Rule 10b5-1, which provides a defense against insider trading liability for trades that are effected pursuant to a pre-arranged trading plan that meets specified conditions. The trading plan must be properly documented and all of the procedural conditions of the Rule must be satisfied to avoid liability.
Rule 10b5-1 plans allow transactions for the account of an insider to occur during blackout periods or while the insider has material nonpublic information provided the insider has previously given instructions or other control to effect pre-planned transactions in securities of the Company to a third party. The insider must establish the plan at a time when he or she is not in possession of material nonpublic information and the insider may not exercise any subsequent influence over how, when or whether to effect transactions. In addition to other specified conditions, a Rule 10b5-1 plan would specify in writing in advance the amount and price of the securities to be sold and the date for the sale (or a formula for determining the amount, price and date) or would otherwise not permit the insider to exercise any subsequent influence over how, when or whether to effect the sales. After adopting a valid Rule 10b5-1 plan, the insider will have an affirmative defense that a sale under the plan was not made “on the basis of” material nonpublic information.
The Company will treat the creation, modification or termination of a pre-planned trading program or arrangement established to meet the requirements of Rule 10b5-1 as a transaction subject to the blackout period rules set forth in Part V of this Policy. Transactions effected pursuant to a properly established Rule 10b5-1 plan however will not be subject to the blackout periods under Part V of this Policy.
The Company will treat the creation, modification or termination of a pre-planned trading program or arrangement established to meet the requirements of Rule 10b5-1 as a transaction subject to pre-clearance under Part VI of this Policy at the time the plan is established, modified or terminated. Persons subject to the pre-clearance policy should coordinate any such plans or arrangements with the Company’s Responsible Officer or his or her designee. Even though each transaction effected under a Rule 10b5-1 plan does not need to be pre-cleared, it nonetheless must be made in accordance with Rule 144 and must be reported on a Form 4 under Section 16 of the Exchange Act.
VIII.Assistance
Any person who has any questions about this Policy or about specific transactions may contact the Company’s Responsible Officer or his or her designee. Remember, however, that the ultimate responsibility for adhering to this Policy and avoiding improper transactions rests with you. In this regard, it is imperative that you use your best judgment and to ask before acting if you are unsure.

STATEMENT OF ACKNOWLEDGMENT
You are being furnished two copies of this Policy. Please sign one copy below and return it to vTv Therapeutics Inc. at 3980 Premiere Drive, Suite 110, High Point, NC 27265. Attention: Responsible Officer.
I have read and I understand the vTv Therapeutics Inc. Securities Trading Policy adopted by the Board of Directors on March 12, 2024, and I agree to comply with all of its requirements. I understand that failure to do so can result in termination of employment, among other penalties.

Name:
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Signature:

Date: